Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "FEEL THE WORLD, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF NOVEMBER, A.D. 2016, AT 2:21 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4914964 8100
SR# 20166563179
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT AND RESTATEMENT OF
CERTIFICATE OF INCORPORATION OF
FEEL THE WORLD, INC.

Feel the World, Inc,, a corporation organized under the laws of the State of Delaware (the “Corporation") does hereby certify that:

FIRST; The Corporation desires to amend and restate its Certificate of Incorporation as currently in effect as hereinafter provided. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary' of State of the State of Delaware on December 17, 2010. At a meeting of the Corporation’s Board of Directors held on November 8, 2016, the Board approved the Amended and Restated Certificate of Incorporation.

SECOND: The Amended and Restated Certificate of Incorporation herein certified was duly adopted by resolution of the sole stockholder of the Corporation on November 8, 2016, in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: The provisions set forth in this Amended and Restated Certificate of Incorporation supersede the current Certificate of Incorporation of the Corporation.

FOURTH: The Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on this 8th day of November, 2016.

By /s/Steven Sashen Steven Sashen, CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:21 PM 11/09/2016 FILED 02:21 PM 11/09/2016
SR 20166563179 – File Number 4914964

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FEEL THE WORLD, INC.

ARTICLE 1. NAME

The name of this corporation is Feel the World, Inc. (the “Corporation”).

ARTICLE 2. REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904 in the County of Kent. The registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE 3. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE 4. CAPITAL STOCK

4.1 Authorized Shares

The total number of shares of capital stock that the Corporation is authorized to issue is Forty Million (40,000,000) shares, of which Thirty Million (30,000,000) shares will be Common Stock and Ten Million (10,000,000) shares will be Preferred Stock. All such capital stock shall have a par value of $0.0001 per store. Of the Thirty Million (30,000,000) shares of authorized Common Stock, Twenty Million (20,000,000) stores will be designated as Class A Voting Common Stock and Fen Million (10,000,000) stores will be designated as Class B Non-Voting Common Stock (sometimes collectively referred to herein as “the Class A and the Class B Common Stock”).

4.2 Common Stock

4.2.1 Relative Rights, including Voting Rights

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of die Class A Voting Common Stock shall be entitled to east one vote tor each outstanding share of such stock held of record upon any matter (including, without limitation, the election of one or more directors) properly considered and acted upon by the holders of Class A Voting Common Stock. Cumulative voting shall not be permitted tor the election of directors or otherwise by the holders of the Class A Voting Common Stock. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights.

All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Corporation are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Corporation.

4.2.2 Dividends

Subject to the preferential rights of any shares of issued Preferred Stock, the holders of shares of both the Class A and the Class B Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4.2.3 Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Class A and the Class B Common Stock shall be entitled, unless otherwise provided by law or this Amended and Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

4.3 Preferred Stock

The Board of Directors of the Corporation is authorized to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional, or other special rights of the shares of each such series, and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

a. The number of shares to constitute the series and the distinctive designation thereof;

b. The rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

c. Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of any other class or series of stock of the Corporation;

d. Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to he applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

e. Whether die shares of die series shall be convert ible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

f. The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation; g. The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

h. Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

i. Any other relative rights, preferences, and limitations of that series.

ARTICLE 5. BOARD OF DIRECTORS

5.1 Number; Term; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Amended and Restated Bylaws of the Corporation. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

5.2 Management of Business and Affairs of the Corporation.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3 indemnification; Advancement of Expenses; Insurance.

The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorney's fees) incurred by reason of the fact that he or she is or was a director or officer of this Corporation, or while serving as a director or officer of this Corporation, he or she is or was serving at the request of this Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorney's fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by the DGCL. The Corporation may purchase and maintain insurance on behal f of any person who is or was a director, officer, employee, fiduciary, or agent of this Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under tire provisions of this Article 5.3, The indemnification provided by this Article 5.3 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article 5.3 shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application. Notwithstanding the foregoing, the Corporation shall not indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

5.4 Limitation of Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination of liability provided by the preceding sentence, the liability of each director shall be eliminated to the fullest extent or limited to the fullest extent provided or permitted by the DGCL. Any appeal or modification of this Article 5.4 shall not adversely affect any right or protection of a director under this Article 5.4, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 5.4, prior to such repeal or modification,

ARTICLE 6. AMENDMENT OF CERTIFICATE

The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or any Preferred Stock designation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

ARTICLE 7. ADOPTION AND AMENDMENT OF BYLAWS

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(a) to adopt* amend, restate or repeal the Bylaws of the Corporation; and

(b) to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law,

ARTICLE 8. SURVIVAL

If any Article of this Amended and Restated Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portions of said Article, as the case may be, shall nevertheless remain in foil force and effect as though the unenforceable part had been severed and deleted.

ARTICLE 9. TERM OF EXISTENCE

The Corporation shall have perpetual existence.